                                                                  EXHIBIT 1.8(c)


                                FIRST AMENDMENT
                                      TO
                            PARTICIPATION AGREEMENT
                                     AMONG
                   AMERICAN GENERAL LIFE INSURANCE COMPANY,
                   AMERICAN GENERAL SECURITIES INCORPORATED,
                 AMERICAN GENERAL SERIES PORTFOLIO COMPANY AND
                  THE VARIABLE ANNUITY LIFE INSURANCE COMPANY


THIS FIRST AMENDMENT TO PARTICIPATION AGREEMENT ("Amendment") dated as of July 21, 1998, amends the Participation Agreement dated as of February 26, 1998 (the "Agreement"), among AMERICAN GENERAL LIFE INSURANCE COMPANY (the "Company"), on its own behalf and on behalf of each separate account of the Company set forth on Schedule B of the Agreement (the "Account"), AMERICAN GENERAL SECURITIES INCORPORATED ("AGSI"), AMERICAN GENERAL SERIES PORTFOLIO COMPANY (the "Fund"), and THE VARIABLE ANNUITY LIFE INSURANCE COMPANY (the "Adviser"), collectively, the "Parties." All capitalized terms not otherwise defined in this Amendment, shall have the same meaning as ascribed in the Agreement.

WHEREAS, from time to time, the Company will offer new Variable Insurance Products which are not covered under the Agreement, but for which the Fund will act as an investment vehicle for the Company's Accounts; and

WHEREAS, the Company and the Adviser have reached an agreement to provide for the reimbursement to the Company by the Adviser of certain of the administrative costs and expenses incurred by the Company in connection with the servicing of owners of Contracts covered under the Agreement, who have allocated Contract values to a Portfolio, including, but not limited to, responding by the Company to various Contract owner inquiries regarding a Portfolio, and record keeping relating thereto; and

WHEREAS, the parties now desire to amend the Agreement to reflect, among other things, (i) the new Variable Insurance Product for which the Fund will act as an investment vehicle for the Accounts, and (ii) the agreement of the Parties with respect to the Adviser's reimbursement to the Company of certain of the Company's administrative costs and expenses;

NOW, THEREFORE, in consideration of their mutual promises, the Parties agree as follows:

1. Schedule B to the Agreement, a revised copy of which is attached hereto, is hereby amended to add the Legacy Plus Contract.

2. The Parties acknowledge that from time to time the Company will introduce new Variable Insurance Products for which the Fund will act as an investment vehicle for certain of the Company's Accounts. In this regard, the Parties agree that the Company may, upon written notice to the other Parties, add such new Variable Insurance Products and Separate Accounts of the Company to Schedule B of the Agreement, and thereby amend Schedule B of the Agreement.

3. The following new 3.2(e) paragraph is added to the Agreement:

  "3.2.  Expenses.

       . . . .

     (e) Certain Administrative Expenses of the Company. The Adviser will reimburse the Company on a calendar quarterly basis, for certain of the administrative costs and expenses incurred by the Company as a result of operations necessitated by the beneficial ownership of shares of the Portfolios of the Fund by owners of those Contracts which are subject to such reimbursement as indicated on Schedule B hereto. Such reimbursement shall be in an amount equal to fifteen (15) basis points per annum of the net assets of the Funds attributable to such Contracts. The determination of applicable assets shall be made by averaging assets in applicable Portfolios of the Fund as of the last Business Day of each calendar month falling within the applicable calendar quarter. In no event shall such fee be paid by the Fund, its shareholders or by any Contract owner.

4. Except as amended hereby, the Agreement is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the Parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative hereto as of the date specified above.

  AMERICAN GENERAL LIFE INSURANCE COMPANY, on behalf of itself and each of its Accounts named in Schedule B hereto, as amended from time to time.


     By:
        -----------------------------
        Don M. Ward
        Senior Vice President - Variable Products

  AMERICAN GENERAL SECURITIES INCORPORATED


     By:
        -----------------------------
        F. Paul Kovach, Jr.
        President

  THE VARIABLE ANNUITY LIFE INSURANCE COMPANY


     By:
        -----------------------------
        Thomas L. West, Jr.
        President and CEO

  AMERICAN GENERAL SERIES PORTFOLIO COMPANY


     By:
        -----------------------------
        Cynthia A. Toles
        General Counsel and Secretary

                                  SCHEDULE B

                       SEPARATE ACCOUNTS AND CONTRACTS+


NAME OF SEPARATE ACCOUNT AND                 REGISTRATION NUMBERS AND NAMES OF CONTRACTS
DATE ESTABLISHED BY BOARD OF DIRECTORS       FUNDED BY SEPARATE ACCOUNT


American General Life Insurance Company      Registration Nos.:        Name of Contract:
Separate Account A                               33-44744              Group and Individual Variable
Established: August 14, 1967                     811-1491              Annuity

                                                 33-44745              Individual Variable Annuity
                                                 811-1491

American General Life Insurance Company          333-40637             Select Reserve Flexible Payment
Separate Account D                               811-02441             Variable and Fixed Individual
Established: November 19, 1973                                         Deferred Annuity*

                                                 33-43390              VAriety Plus Variable Annuity
                                                 811-2441


American General Life Insurance Company          333-42567             Platinum Investor I and Platinum
Separate Account VL-R                            811-08561             Investor II Variable Life Insurance
Established: May 6, 1997                                               Policies*


                                                 333-53909             Legacy Plus Variable Life Insurance
                                                 811-08561             Policies*


*Subject to reimbursement of certain administrative expenses as set forth in Paragraph 3.2(e) of the Participation Agreement above.


+The parties hereto agree that this Schedule B may be revised and replaced as
necessary to   accurately reflect the Separate Accounts and Contracts covered under this Agreement.